AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
IT&E INTERNATIONAL GROUP

        Peter Sollenne hereby certifies that:

        ONE:     The original name of this company is Clinical Trials Assistance Corporation and was later changed to IT&E International Group, and the date of filing the original Articles of Incorporation of this company with the Secretary of State of the State of Nevada was April 22, 2002.

        TWO:     He is the duly elected and acting Chief Executive Officer of IT&E International Group, a Nevada corporation.

        THREE:     The Articles of Incorporation of this company are hereby amended and restated to read as follows:

I.

        The name of this company is IT&E INTERNATIONAL GROUP (the “Company” or the “Corporation”).

II.

        The address of the registered office of this Company in the State of Nevada is 3155 East Patrick Lane, Suite 1, City of Las Vegas, Zip Code 89120-3481, and the name of the registered agent of this Corporation in the State of Nevada at such address is Incorporation Services, Inc.

III.

        The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Nevada General Corporation Law (“NGCL”).

IV.

        A.     The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is Two Hundred Fifty-Two Million Eight Hundred and Twenty Thousand (252,820,000) shares of which Two Hundred Fifty Million (250,000,000) shares shall be Common Stock (the “Common Stock”) and Two Million Eight Hundred Twenty Thousand (2,820,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

        B.     The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted basis).

        C.     Two Million Eight Hundred Twenty Thousand (2,820,000) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series Preferred”).

        D.     The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

            1.     VOTING RIGHTS.

                (a)     General Rights. Each holder of shares of the Series Preferred shall be entitled to ten (10) votes for each such share of Series Preferred held by such holder immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the shareholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

            2.     CONVERSION RIGHTS.

                The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

                (a)     Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted upon the earlier of (i) the approval of the Company’s Board of Directors or (ii) April 14, 2006, into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying ten (10) (the “Exchange Ratio”) by the number of shares of Series Preferred being converted.

                (b)     Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 2(b) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                (c)     Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date that the first share of Series Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Exchange Ratio in effect immediately before that subdivision shall be proportionately increased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Exchange Ratio in effect immediately before the combination shall be proportionately decreased. Any adjustment under this Section 2(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                (d)     Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise, in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 2 (including adjustment of the Exchange Ratio then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                (e)     Certificate of Adjustment. In each case of an adjustment or readjustment of the Exchange Ratio for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 2, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

                (f)     Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                (g)     Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                (h)     Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

            3.     NO REISSUANCE OF SERIES PREFERRED.

            No shares of Series Preferred acquired by the Company by reason of purchase, conversion or otherwise shall be reissued.

V.

        A.     The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

        B.     The Company is authorized to provide indemnification of its directors, officers, employees and agents for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 78.751 of the NGCL, subject only to the applicable limits upon such indemnification as set forth in the NGCL.

        C.     Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

        For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its shareholders or any class thereof, as the case may be, it is further provided that:

        A.     The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Articles.

        B.     The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for the shareholders of the Company to adopt, amend or repeal any provision of the Bylaws of the Company.

        C.     The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

        FOUR:     These Amended and Restated Articles of Incorporation have been duly approved by the Board of the Company.

        FIVE:     These Amended and Restated Articles of Incorporation were approved by the holders of the requisite number of shares of said corporation in accordance with Section 78.320 of the NGCL. These Amended and Restated Articles of Incorporation have been duly adopted in accordance with the provisions of Section 78.390 of the NGCL by the shareholders of the Company.

        IN WITNESS WHEREOF, IT&E International Group has caused this Amended and Restated Articles of Incorporation to be signed by its Chief Executive Officer this 26th day of September 2005.

IT&E INTERNATIONAL GROUP,
a Nevada Corporation
Signature: /s/ Peter Sollenne
Print Name: Peter Sollenne
Title: Chief Executive Officer